EXHIBIT 99.1
NEWS
From:
STEWART INFORMATION SERVICES CORP.
P.O. Box 2029, Houston, Texas 77252-2029
http://www.stewart.com
Contact: Ted C. Jones, Director-Investor Relations
(713) 625-8014 ted@stewart.com
FOR IMMEDIATE RELEASE
Stewart Information Services Corporation Appoints a New Chief Executive Officer and a New Chairman of the Board
New leadership to focus on growth, profitability and shareholder value
HOUSTON (Nov. 3, 2011) — The Board of Directors of Stewart Information Services Corp. (NYSE: STC) announced today that Matt Morris has been elected Chief Executive Officer of the company with responsibility for all operations. Matt Morris succeeds Malcolm Morris and Stewart Morris, Jr., who had served as co-CEOs, and who will take the posts of Vice Chairmen of the Board. Matt Morris previously served as Senior Executive Vice President of Stewart Information Services Corp. (SISCO), Stewart Title Company, and Stewart Title Guaranty Company. He has been an executive of the company since 2004.
Prior to joining SISCO, Matt Morris served as director for a strategic litigation consulting firm offering trial and settlement services and communications strategy. He received his BBA in Organizational Behavior and Business Policy from Southern Methodist University and his MBA with a concentration in Finance from The University of Texas.
The Board also announced that its Lead Director, Dr. Edward Douglas Hodo, has been elected Chairman of the Board. Dr. Hodo has been a member of the Board since 1988 and has served as Lead Director since 2004. He is also President Emeritus of Houston Baptist University.
Malcolm Morris said, “This change in SISCO’s management simplifies and strengthens the company’s organizational structure and will facilitate continuing improvement in our company’s profitability by streamlining daily operations and enhancing the focus on our core businesses.”
Stewart Morris, Jr. added, “Matt Morris is the natural choice to move the company forward. Not only does he have the management expertise and leadership skills, his industry knowledge and accomplishments within the company give him a unique ability to lead Stewart and enhance shareholder value.”
In commenting on the Board’s decision, Matt Morris said, “I am honored to have the opportunity to build on the traditions and values of the company, which have served us so well throughout our history. As we move forward, we’ll collectively focus on enhancing growth and financial performance while preserving our culture of integrity and service to our customers.”
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About Stewart
Stewart Title Company is a wholly owned subsidiary of Stewart Information Services Corp. (NYSE-STC), a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, background checks and expertise in tax-deferred exchanges. More information can be found at http://www.stewart.com, or by visiting the Stewart blog at http://blog.stewart.com, following Stewart on Twitter @stewarttitleco, becoming a member of the Stewart Title group on LinkedIn, or liking Stewart on Facebook at http://www.facebook.com/StewartTitleCo.
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